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Exhibit 10(r)

                                EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 8, 1998, between PICO PRODUCTS, INC., a New York corporation ("Employer"), and CHARLES G. EMLEY, JR. ("Employee").

          BACKGROUND. Employee currently serves under a consulting agreement as Employer's Chairman and Chief Executive Officer. Employer and Employee mutually agree to employ Employee as Chairman and Chief Executive Officer of Employer upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

          1.1. EMPLOYMENT TERM. The employment term of this Agreement shall be for a period of three years and may be renewed in accordance with Section
1.2. The term "Employment Term" shall refer to the initial Employment Term, which shall commence on the date hereof and shall continue until and end on the third anniversary date of this Agreement (unless terminated prior thereto in accordance with Section 7 hereof) and, to the extent this Agreement is renewed pursuant to Section 1.2, to the last day of any successive one year period.

          1.2. RENEWAL. This Agreement shall be automatically renewed for successive one year terms at the expiration of the initial Employment Term, and any subsequent Employment Term, unless written notice to the contrary is provided by either Employer or Employee at least ninety days prior to the expiration of such Employment Term. In the event that Employer does not elect to renew this Agreement upon the expiration of an Employment Term, Employee shall be entitled to receive the severance compensation described in Section 1.8(a)(i) and Section 1.8(b).

          1.3.  DUTIES AND RESPONSIBILITIES.

                (a) During the Employment Term, Employee shall serve as Chairman and Chief Executive Officer of Employer and shall perform all duties and accept all responsibilities incidental to such position or as may be assigned to him by Employer's Board of Directors, and he shall report to and cooperate fully with the Board of Directors. Employee shall operate primarily out of Employer's principal executive office in Los Angeles, California, but shall be expected to travel as appropriate on Employer's business.

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                (b) Employee represents and covenants to Employer that he
is subject to or a party to only those employment agreements, non-competition covenants, and non-disclosure agreements listed on Exhibit "A" hereto. Employee represents and covenants to Employer that neither those documents nor any other similar agreement, covenant, understanding or restriction to which Employee is subject would prohibit Employee from executing this Agreement and performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by Employer.

          1.4. EXTENT OF SERVICE. During the Employment Term, Employee agrees to use his best efforts to carry out his duties and responsibilities under
Section 1.3 hereof and to devote his full time, attention and energy thereto. The foregoing shall not be construed as preventing Employee from continuing as
(a) Dean of the Peter F. Drucker Graduate Management Center of the Claremont Graduate School, (b) serving as a consultant or director for one or more non-competitive business enterprises, (c) engaging in charitable or civic activities, (d) teaching, or (e) making investments in other businesses or enterprises; provided that such activities in the aggregate shall not prevent him from discharging his duties and responsibilities to Employer.

          1.5. BASE COMPENSATION. For all the services rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate of $175,000 for the Employment Term, plus such additional amounts, if any, as may be approved by Employer's Board of Directors, less withholding required by law or agreed to by Employee, payable in installments at such times as Employer customarily pays its other executive officers. The annual salary may be increased by the Board of Directors in its sole discretion. The first salary review shall be as of the end of the first six months of this Agreement.

          1.6. BENEFITS. During the Employment Term, Employee shall be entitled to certain benefits and shall be eligible for certain incentive compensation, as follows:

                (a) Employee shall be entitled to fifteen working days of paid vacation per annum in accordance with Employer's then existing vacation policy.

                (b) Employee shall be entitled to all normal and usual benefits provided by Employer to its management employees, including, but not limited to, participation in profit sharing, disability, health, hospitalization and retirement plans and such other benefits as the Board of Directors of Employer may from time to time determine based upon the benefits paid to other executive officers of Employer. In addition Employee shall be entitled to a car allowance of $9,600 per annum. Employee shall also be entitled to a $1,000,000 life insurance policy on a split dollar basis and such other executive benefits as shall be approved by Employer's Board of Directors or an appropriate committee of the Board.

                (c) In connection with his appointment as Chairman and Chief Executive Officer of Employer, Employee has been granted options to purchase 118,000 shares of Employer's Common Stock. Employee shall also be granted 82,000 "phantom stock units." Said grant shall be made as soon as practicable but in no event later than January 15, 1998. Employee shall be eligible to receive additional stock options, additional phantom stock units, or

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other forms of stock grants as shall be determined by Employer's Board or
Directors or an appropriate committee of such Board.

                (d) Employee shall be eligible for an annual management bonus with a target level equal to at least 50% of base salary based on performance goals as shall be set by Employer's Board of Directors or an appropriate committee of such Board.

                (e) Employee shall be paid an amount equal to $44,600, representing reimbursement for the present value of the loss of pension benefits from Deloitte & Touche LLP as a result of Employee's assumption of the position of Chief Executive Officer of Employer.

          1.7.  CHANGE IN CONTROL.

                (a) For purposes of this paragraph 1.7, "Change in Control" shall mean (i) a merger or consolidation of Employer with any entity other than an entity with which Employer is affiliated at the date of execution of this Agreement; (ii) a sale of substantially all of the assets of Employer to any person or entity other than a person or entity with which Employer is affiliated at the date of execution of this Agreement; or (iii) a change in a majority of the members of the Board of Directors of Employer within any twelve-month period.

                (b) In the event of a Change in Control, Employee may elect to terminate this Agreement for Good Cause. For purposes of this Agreement, "Good Cause" shall mean:

                    (i) the assignment to Employee of any duties inconsistent with his positions, duties, responsibilities and status with Employer as in effect immediately prior to such Change in Control;

                    (ii) a change in Employee's reporting responsibilities, titles or offices as in effect immediately prior to such Change in Control;

                    (iii) a reduction in Employee's base salary as in effect immediately prior to such Change in Control; or

                    (iv) a relocation of Employee's office to a city other than the city where Employee was based immediately prior to such Change in Control.

                (c) Employee shall provide written notice to Employer of his election to terminate this Agreement for Good Cause, and shall specify in such written notice the date upon which this Agreement shall terminate.

                (d) If Employee terminates this Agreement following a Change in Control for any reason other than Good Cause, Employer shall pay Employee his base salary through the effective date of termination.

                (e) If Employee elects to terminate this Agreement for Good
Cause:

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                    (i)  Employer shall pay Employee, as severance compensation, an amount equal to 24 times Employee's base monthly cash compensation. Such severance compensation shall be paid in 24 equal monthly installments, commencing thirty days after the date of termination of this Agreement;

                    (ii) Employer shall continue to provide Employee with all health, dental, hospitalization and disability benefits which Employee received pursuant to Section 1.6(b) hereof, for a period of twelve months following the termination of this Agreement; and

                    (iii) All stock options and phantom stock units held by Employee which shall not have vested shall immediately vest.

Notwithstanding the foregoing, the payments to be made and other benefits to be provided to Employee pursuant to this paragraph (e) shall not exceed an amount sufficient to characterize any portion of such payments as an "excess parachute payment" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended, or any successor provision. In the event that a portion of such payments or benefits would otherwise be deemed to be an excess parachute payment, Employer shall notify Employee of such fact and Employee shall have a period of thirty days in which to notify Employer of the order in which the categories of amounts payable or benefits to be provided to him hereunder shall be reduced so that no portion of such payments or benefits shall constitute an excess parachute payment. In the event that Employee shall fail so to notify Employer, Employer shall solely make such determination.

          1.8. SEVERANCE COMPENSATION. If Employer terminates this Agreement, other than pursuant to Section 7 hereof:

                (a)  Employer shall pay Employee an amount equal to the sum of
(i) Employee's base annual cash compensation plus (ii) the bonus or other additional compensation Employee would have received for the current fiscal year based on targeted performance goals. Such severance compensation shall be payable in 12 equal monthly installments, commencing thirty days after the date of termination of this Agreement; and

                (b) Employer shall continue to provide Employee with the health, dental, hospitalization and disability benefits which Employee received pursuant to Section 1.6(b) hereof for a period of twelve months following the termination of this Agreement. Thereafter, Employee shall be afforded the opportunity to purchase coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (COBRA).

     2. EXPENSES. Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses.

     3. DEVELOPMENTS. Employee will disclose promptly in writing to Employer all inventions, ideas, discoveries, and improvements, whether or not patentable, conceived by Employee during the period of Employee's employment with Employer, or a parent or subsidiary thereof, whether alone or with others, and whether or not during regular business hours, or on Employer premises or with the aid of Employer materials, which pertain in any

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way to Employee's work with Employer or to any business activity which is or at the time of such conception may be carried on by Employer or a parent or subsidiary thereof. All such inventions, ideas, discoveries, and improvements are the property of Employer to which Employee hereby assigns and transfers forever all Employee's rights, titles and interests.

          Employee, upon request by Employer and at Employer's sole expense, will prepare and execute applications for patents for such inventions, ideas, discoveries, and improvements, both in the United States and in foreign countries, and will do everything necessary to ensure the issuance of such patents, irrespective of whether required to be done during or after the termination of Employee's period of employment with Employer.

          Any inventions, ideas, discoveries, and improvements conceived or made by Employee prior to the execution of this Agreement and not intended to be included within its provisions are listed or described on Exhibit "B" attached to this Agreement, and the absence of any such list or description indicates that there are no inventions, ideas, discoveries, or improvements not covered by this Agreement.

          Employee has read the attached provisions of California law (Chapter 2, Div. 3 Labor Code Sec. 1 Art. 3.5, Sections 2870, 2871 and 2872) and understands that under its provisions Employee may retain ownership of certain inventions that Employee may make during the term of employment. Such inventions shall not be subject to the terms of this Agreement. Any such inventions which Employee desires to retain as Employee's property will be reported and disclosed to the Employer with the understanding, however, that the Employer may require Employee to disclose such information about such inventions, as in Employer's opinion is necessary to enable it to determine if the invention qualifies under this law for retention as Employee's property. It is further understood that information disclosed by Employee will be held in confidence by Employer. However, Employer need not treat any such disclosed information as confidential if it has previously been known to it, or if at the time of Employee's disclosure or thereafter it is disclosed in patents or other publications, imparted to it by other parties having lawful possession of the same, or is well known to the trade to which it relates.

     4. TRADE SECRETS. The Employee agrees that he will not at any time, either during or subsequent to the Employment Term, unless given express consent in writing by the Employer, either directly or indirectly use or communicate to any person or entity any confidential information of any kind concerning matters affecting or relating to the names, addresses, buying habits or practices of any of Employer's clients or customers; Employer's marketing methods, programs, formulas, patterns, compilations, devices, methods, techniques or processes and related data; the amount of compensation paid by Employer to employees and independent contractors and other terms of their employment or contractual relationships; other information concerning Employer's manner of operations. (The foregoing shall not be deemed to prohibit the disclosure of information which (a) is, at the time of disclosure, in the public domain other than as a result of Employee's breach of this Agreement, or (b) can be demonstrated by Employee to be known by Employee on the date of his commencement of employment.) Employee agrees that the above information and items are important, material and confidential trade secrets and that they affect the successful conduct of Employer's business and its good will. Employee agrees that all business procured by Employee while employed by Employer is and shall remain the permanent and exclusive property of Employer. Employee further agrees that Employer's relationship with each of its employees and

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independent contractors is a significant and valuable asset of Employer.  Any interference with Employer's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Employee or any of Employee's agents during or after the term of this Agreement shall be deemed a material breach of this Agreement.

     5. NONSOLICITATION. Employee hereby acknowledges and agrees that he is likely to be exposed to a significant amount of confidential information concerning Employer's business methods, operations, employment relationships and customers while employed under this Agreement, that such information might be retained by Employee in tangible form or simply retained in Employee's memory, and that the protection of Employer's exclusive rights to such confidential information and the benefits flowing from it can best be ensured by means of a restriction on Employee's activities after termination of employment.
Therefore, Employee agrees that for the one-year period following termination of employment (whether with or without cause) he shall not solicit, divert or initiate (or attempt to solicit, divert or initiate) any contact with any customer, client or vendor of Employer if such action is on behalf of any person (including Employee) who shall then be in a business competitive with that of Employer, for any commercial or business reason whatsoever. Employee also agrees that for such period he will not directly or indirectly solicit the employment of any employee of Employer and will not attempt to persuade any employee to leave the employment of Employer.

     6.   EQUITABLE RELIEF.

          6.1. Employee acknowledges that the restrictions contained in Sections 4 and 5 hereof are reasonable and necessary to protect the legitimate interests of Employer and that any violation of such restrictions would result in irreparable injury to Employer. If the period of time or other restrictions specified in Sections 4 and 5 should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable. Employee acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief for a violation of any such restrictions without having to prove actual damages or to post a bond; Employer shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled in law or equity. In the event of a violation, the period referred to in Section 5 hereof shall be extended by a period of time equal to that period beginning with the commencement of any such violation and ending when such violation shall have been finally terminated in good faith.

          6.2. Employee agrees that until the expiration of the covenants contained in Sections 4 and 5 of this Agreement, he will provide, and that Employer may similarly provide, a copy of the covenants contained in such Sections to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

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     7.   TERMINATION.  This Agreement shall terminate prior to the expiration of the term set forth in Section 1.1 above upon the occurrence of any one of the following events:

          7.1. DISABILITY. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Directors of Employer by reason of illness, injury or incapacity for six consecutive months, during which time he shall continue to be compensated as provided in Section 1.5 hereof (less any payments due Employee under Employer or government provided disability benefits programs, including social security disability, workers' compensation and disability retirement benefits), this Agreement may be terminated by Employer, and Employer shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive the payments prescribed under any disability benefit plan which may be in effect for employees of Employer in which he participated. Employee agrees, in the event of any dispute under this Section 7.1, to submit to a physical examination by a licensed physician mutually agreed upon by Employee and the Board of Directors of Employer. It is understood that nothing in the foregoing paragraph shall constitute a waiver of any rights which Employee may have under applicable workers' compensation laws, provisions of the American with Disabilities Act, or provisions of state statutes of similar effect.

          7.2. DEATH. In the event that Employee dies during the Employment Term, Employer shall pay to his executors, legal representatives or administrators an amount equal to the installment of his salary set forth in
Section 1.5 hereof for the month in which he dies, and thereafter Employer shall have no further liability or obligation under the terms of this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Employer in which Employee participated. It is understood and agreed by the parties that nothing in this provision shall be deemed to waive any protection provided to Employee by any workers' compensation statute or other law requiring provision of a safe work place.

          7.3. CAUSE. Notwithstanding any other provision hereof, Employer may terminate this Agreement at any time for "cause." For purposes of this Agreement, "cause" shall include, but not be limited to, the failure of Employee to perform or observe any of the terms or provisions of this Agreement (after notice of such failure and an opportunity to cure such failure within 30 days after such notice), dishonesty, misconduct, conviction of a crime involving moral turpitude, habitual insobriety, misappropriation of funds, disparagement of Employer, its management or its employees or financial inability of Employer to continue to do business. Employer's liability, if any, for payment to Employee as a consequence of termination of Employee's employment pursuant to this Agreement shall be reduced by and to the extent of any earnings received by or accrued for the benefit of Employee during any unexpired part of the Employment Term.

     8. SURVIVAL. Notwithstanding the termination of this Agreement by reason of Employee's disability under Section 7.1 or for cause under Section 7.3, his obligations under Sections 4 and 5 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 6 hereof shall continue in force.


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     9.   GOVERNING LAW.  This Agreement shall be governed by and interpreted under the laws of the State of California.

     10. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to Employer, to:           Pico Products, Inc.
                                   12500 Foothill Boulevard
                                   Lakeview Terrace, CA 91342

     With a required copy to:      Spencer W. Franck, Jr., Esquire
                                   Saul, Ewing, Remick & Saul
                                   3800 Centre Square West
                                   1500 Market Street
                                   Philadelphia, PA  19102

     If to Employee, to:           Mr. Charles G. Emley, Jr.

                                   -------------------
                                   -------------------

or to such other names or addresses as Employer or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     11.  CONTENTS OF AGREEMENT; AMENDMENT AND ASSIGNMENT.

          11.1. This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of Employer and executed on its behalf by a duly authorized officer. Without limitation, nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of Employer beyond the expiration of the Employment Term, and Employee specifically acknowledges that, unless this Agreement is renewed in accordance with Section 1.2 hereof, he shall be an employee-at-will of Employer thereafter, and thus subject to discharge by Employer with or without cause and without compensation of any nature.

          11.2. Employee acknowledges that from time to time, Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

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          11.3. Subject to the provisions of paragraph 1.7 above, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

     12. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

     13. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon Employer or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Employer or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by Employer or Employee from time to time and as often as may be deemed expedient or necessary by Employer or Employee, each in its sole discretion.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Attest:                                 PICO PRODUCTS, INC.


------------------------------          By:
Secretary                                  -------------------------



                                           -------------------------
                                           CHARLES G. EMLEY, JR.

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                                     EXHIBIT "A"

 EMPLOYMENT AGREEMENTS, NON-COMPETITION AGREEMENTS AND NON-DISCLOSURE AGREEMENTS